Exhibit 3.14
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
NORANDA ALUMINA, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
(this "Agreement") of Gramercy Alumina, LLC, a Delaware limited liability company (the "Company") is made effective as of November 1, 2013, by Gramercy Alumina Holdings, Inc., a Delaware corporation ("GAH'), and Gramercy Alumina Holdings II, Inc., a Delaware corporation ("GAH II" ) (each of GAH and GAH II are referred to herein as a "Member" and together, the "Members").
Recitals
WHEREAS, GAH and Century Louisiana Inc., a Delaware corporation ("CLI"), caused the Company to be formed by filing a Certificate of Formation with the Secretary of State of the State of Delaware on March 2, 2004;
WHEREAS, in connection with the formation of the Company, GAH and CLI entered into that certain Limited Liability Company Agreement of the Company, dated May 17, 2004, which was amended on September 30, 2004, and it was further amended by that certain Amended and Restated Limited Liability Company Agreement of Gramercy Alumina, LLC dated September 10, 2009 (collectively hereinafter referred to as the "Prior LLC Agreement ");
WHEREAS, CLI, GAH and GAH II are parties to that certain Securities Purchase Agreement, dated as of August 3, 2009 (the "Securities Purchase Agreement "), by and among CLI, GAH, GAH II, Century Aluminum Company, Century Bermuda I Limited, NSA General Partnership, St. Ann Bauxite Holdings Limited, Noranda Aluminum Acquisition Corporation, Gramercy Alwnina LLC and St. Ann Bauxite Limited;
WHEREAS, prior to the effectiveness of the Securities Purchase Agreement and the transactions contemplated therein, CLI and GAH each owned fifty percent (50%) of the limited liability company interests in the Company;
WHEREAS, as contemplated by the Securities Purchase Agreement, GAH transferred a one percent (1%) Membership Interest (as defined below) to GAH II immediately prior to the consummation of the transactions contemplated by the Securities Purchase Agreement, resulting in GAH owning forty nine percent (49%) of the limited liability interests in the Company and GAH II owning one percent (1%) of the limited liability interests of the Company, which transfer was consented to by CLI, and GAH II therefore became a Member;
WHEREAS, pursuant to the Securities Purchase Agreement, the Company redeemed CLI's Membership Interests (as defined below) and, upon such redemption, GAH and GAH II became the only Members of the Company;
WHEREAS, in connection with the foregoing, the Members desire to amend and restate the Prior LLC Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Formation of the Company. The Company was formed as a limited liability company under the Delaware Limited Liability Company Act, as amended from time to time (the "Act"), pursuant to the Prior LLC Agreement and the Certificate of Formation filed on March 2, 2004, with the Secretary of State of the State of Delaware, as amended by that certain Certificate of Amendment on September 11, 2009 (collectively hereinafter referred to as the "Certificate").
2.Name of the Company. The name of the Company stated in the Certificate and the limited liability company governed by this Agreement is "Noranda Alumina, LLC".
3.Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.
4.Registered Office; Registered Agent.
a.The principal office of the Company shall be at such location as may be designated by the Members from time to time.
b.The registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
5.Membership Interests. Each of the Members shall own the membership interests in the Company (the "Membership Interests ") as set forth on Schedule I.
6.Capital Contributions. The Members shall not be obligated to make any capital contributions to the Company but may, in their sole discretion, make capital contributions to the Company from time to time.
7.Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Members. The aggregate amount of any such distributions shall be made to the Members pro rata in accordance with the membership percentages as set forth in Schedule I.
8.Allocation of Profits and Losses. The Company's profits and losses shall be allocated to each Member pro rata in accordance with their respective membership percentages as set forth on Schedule I, and each Member's distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in accordance with this Section 8 to the fullest extent permitted by Sections 704(b) and (c) of the Internal Revenue Code of 1986, as amended, (the "Code") and the Treasury regulations promulgated thereunder.

9.Management of the Company.
a.Subject to the delegation of rights and powers provided for herein, management of the Company shall be vested exclusively in one or more managers designated by the Members from time to time (each, a "Manager"). The Manager shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to carry out the purposes and business of the Company and each Manager is authorized to execute any document on behalf of the Company in all cases consistent with this Agreement as in effect from time to time. The Members hereby appoint Larry Holley as the initial Manager.
b.The Members shall have sole discretion regarding the appointment, quantity, titles, duties, power and removal of all Authorized Persons (as defined below).
c.The Manager shall have sole discretion regarding the appointment, quantity, titles, duties, power and removal of all officers and agents of the Company.
10.Execution of Contracts, Assignments, Certificates, etc. For purposes of this Agreement, GAH is hereby designated as an authorized person (an "Authorized Person ") within the meaning of the Act.
(a)    All contracts, agreements, endorsements, assignments, transfers, stock powers, or other instruments shall be signed by a Manager or an Authorized Person of the Company.
(b)    An Authorized Person shall execute, deliver and file any amendments to and/or restatements of the Certificate and any other certificates (and any amendments to and/or restatements thereof) permitted or required to be filed with the Secretary of State of the State of Delaware. An Authorized Person shall execute, deliver and file or cause the execution, delivery and filing of any certificates, applications, instruments and other documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.
(c)    Each Authorized Person is hereby authorized, empowered and directed to open bank accounts on behalf of the Company in such banks, and designate the persons authorized to sign checks, notes, drafts, bills of exchange, acceptances, undertakings or orders for payment of money from funds of the Company (or of such other entities) on deposit in such accounts, as may be deemed by such Authorized Person to be necessary, appropriate or otherwise in the best interest of the Company.
(d)    Each Authorized Person is hereby authorized, empowered and directed to execute any form of required resolution necessary to open any such bank accounts, such resolutions being hereby incorporated into this resolution by reference and duly approved and affirmed hereby.

11.Limitations on Authority. The authority of the Manager over the conduct of the business and affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

12.Administrative Matters.
(a.)The fiscal year of the Company for accounting and tax purposes shall begin on January 1 and end on December 31 of each year, except for the short taxable years in the years of the Company's formation and termination and as otherwise required by the Code.
(b.)Proper and complete records and books of account of the business of the Company, including the Schedule of Members, shall be maintained at the Company's principal place of business. Each of the Members acknowledges and agrees that the Company is intended to be classified and treated as a partnership for income tax purposes. The Company's books of account shall be maintained on a basis consistent with such treatment and on the same basis utilized in preparing the Company's United States federal income tax return. Each Member and its duly authorized representatives may, for any reason reasonably related to its interest as a member of the Company, examine the Company's books of account and make copies and extracts therefrom at its own expense. The Members shall maintain the records of the Company for three years following the termination of the Company.
(c)    Gramercy Alumina Holdings Inc., a Member of the Company, shall act as the "Tax Matters Partner" as defined in Section 623l (a)(7) of the Code and shall make such elections under the Code and other relevant tax laws as to the treatment of items of the Company income, gain, loss, deduction and credit, and as to all other relevant matters, as the Tax Matters Partner deems necessary or appropriate.
(d)    The Members hereby agree to take any measures necessary (or, if applicable, refrain from any action) to ensure that the Company is treated as a partnership for federal income tax purposes.
(e)    The Members' Membership Interests shall be uncertificated.
13.Admission of Additional Members.    One or more additional members of the Company may be admitted to the Company with the consent of the Members.
14.Indemnification. The Company shall, to the fullest extent authorized by the Act, or otherwise permitted by law, indemnify and hold harmless each Member, each Manager, and each officer, Authorized Person and employee of the Company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a Member, Manager, officer, Authorized Person or employee of the Company.
15.Dissolution.
(a)    Subject to the provisions of Section 15(b), the Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:
i.the written consent of the Members to such effect; or

ii.the entry of a decree of judicial dissolution under §18-802 of the Act.

(b)    Upon dissolution of the Company, the Company's affairs shall be promptly wound up. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Manager, to preserve the value of the Company's assets during the period of dissolution and liquidation.
16.Consents. Any action that may be taken by the Members at a meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the Members, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members were entitled to vote thereon and were present and voted.
17.Severability. If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.
18.Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may be amended only by the written consent of all the Members to such effect.
19.Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware. The Members intend the provisions of the Act to be controlling as to any matters not set forth in this Agreement.
20.Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, heirs and legal assigns and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.
21.No Benefit of Creditors. The provisions of this Agreement are intended only for the regulation of relations among Members and between Members and former or prospective Members and the Company. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement.
22.Counterparts. The Agreement may be executed in any number of counterparts, including by facsimile transmission, with the effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

GRAMERCY ALUMINA HOLDINGS, INC. By: /s/ Layle K. Smith Layle K. Smith Its: President
GRAMERCY ALUMINA HOLDINGS II, INC. By: /s/ Layle K. Smith Layle K. Smith Its: President

SCHEDULE I

Member	Membership Interest
Gramercy Alumina Holdings Inc.	98%
Gramercy Alumina Holdings II, Inc.	2%